Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports First Quarter 2012 Results

Bellevue, WA – May 10, 2012 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected devices, today announced financial results for the first quarter ended March 31, 2012. Total revenue for the quarter was $25.5 million, down 2% year-over-year. The Company generated a net loss for the quarter of $188,000, or $0.02 per share, down from net income of $184,000, or $0.02 per share, in the prior year. EBITDAS for the quarter was $448,000, or $0.04 per share, down 60% year-over-year. The Company’s acquisition of MPC Data Limited, which closed in September 2011, contributed $1.3 million of revenue for the quarter.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended
	3/31/2012	3/31/2011	Inc/(Dec)
Revenue:
Third-party Software	$17,079	$17,330	-1%
Engineering Services	7,332	7,259	1%
Proprietary Software	1,137	1,419	-20%

Total Revenue	25,548	26,008	-2%

Total Gross Profit	4,802	5,250	-9%
Gross Margins:
Third-party Software	16%	13%	23%
Engineering Services	16%	24%	-33%
Proprietary Software	78%	82%	-5%

Total Gross Margin	19%	20%	-5%

Total Operating Expenses	5,079	4,845	-5%

Net Income (Loss)	$(188)	$184	-202%

Per Share-Diluted	$(0.02)	$0.02	-200%

EBITDAS*	$448	$1,119	-60%

Per Share-Diluted*	$0.04	$0.10	-60%

Cash and Investments**	$17,703	$21,406	-17%

Notes:

*	EBITDAS = Earnings before interest, taxes, depreciation, amortization and stock compensation expense. EBITDAS and EBITDAS Per Share–Diluted are non-GAAP measurements (reconciliation provided after financial statement tables).
**	Cash and Investments EoQ includes both short and long-term amounts (long-term at 3/31/12 = $875,000).

CEO Commentary

Brian Crowley, chief executive officer of Bsquare, commented on Q1 results and business activity, “First quarter revenue was in-line with our expectations, with better than expected results in third-party software sales offsetting unexpected softness in service revenue attributable to project delays in Japan. Our near-

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004     Toll Free: 888.820.4500     Main: +1 425.519.5900     Fax: +1 425.519.5999

term goals include the maturation of the investments we have made in TestQuest, expanding our service capabilities around Android, HTML5 and Windows 8, growing our Microsoft License revenue in Europe and building out our Asia service capabilities. We believe that these investments will drive revenue growth in the second half of this year. In the interim, our revenue and expenses are out of balance and, therefore, during the first quarter we adjusted our sales expense and service costs down by approximately $400,000 per quarter, although the full effect of this adjustment will not be fully realized until the third quarter. We will continue to carefully balance current expenses against the business opportunities as we nurture our investments moving forward. Despite our short-term challenges, our business opportunities appear to be improving, especially as Microsoft clarifies the roadmap for Windows CE and Windows 8 on ARM which gives customers confidence to move forward with new projects.”

During Q1, the Company made progress on a number of key initiatives, including:

•

The Company expanded its close relationship with Qualcomm, announcing the general availability of the next generation Snapdragon® S4 MSM8960 Mobile Development Platform (MDP) for Android smartphones. As with previous generations of the MDP, Bsquare will support developers and manufacturers using the Snapdragon MSM8960-based MDP with engineering services, technical support and access to the Bsquare Knowledge Base, technical documentation, complementary tools and Snapdragon MDP software updates;

•

The Company announced the availability of the System Builder Program for members of the Intel® Technology Provider Program, the objective of which is to increase Microsoft Embedded operating system sales. This program demonstrates the Company’s commitment to growing the global market for smart, connected devices and for providing vertical solutions enabled by embedded technologies; and

•

The Company announced that it had finalized an agreement with SoftMaker to provide worldwide distribution and support of SoftMaker Office products, a third party office suite solution that provides desktop functionality for mobile and embedded devices.

Financial Commentary on First Quarter Results (Y/Y Comparison)

•

The decrease in proprietary software revenue, down $282,000, or 20%, was driven by $141,000 in Snapdragon devkit sales classified as proprietary software revenue in the prior year and which are now classified as third-party software sales, and a decline in revenue attributable to a number of legacy products;

•

The increase in third-party software gross margin, up 23% or three percentage points, was driven by improvement in Microsoft Windows Embedded and Windows Mobile operating system margins due largely to shifts in customer mix toward more profitable segments;

•	The decline in service margin of eight percentage points, or 33%, was due to a 11% decline in utilization and a 5% decline in realized rate per hour; and

•

Quarter-end cash and investments of $17.7 million, including long-term amounts, declined $1.3 million compared to expectations of approximately $500,000. A higher than expected percentage of sales occurred in the last month of the quarter which caused the Company’s DSO to increase to 62 days compared to 53 in Q4, and the ending cash balance to come in below expectations.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Outlook

The Company currently has the following expectations for Q2 2012 as compared to the prior quarter:

•	Total revenue is expected to be in the range of $23 million to $25 million; and

•	Cash and investments are projected to increase by approximately $1.75 million due primarily to positive working capital effects.

Conference Call

Management will host a conference call today, May 10, 2012, at 5 p.m. Eastern Daylight Time (2 p.m. Pacific Daylight Time). To access the call dial 1-877-941-2068, or +1 480-629-9712 for international callers, and reference “BSQUARE Corporation First Quarter 2012 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-877-870-5176, or +1 858-384-5517 for international callers; reference pin number 4532310. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; and expectations for specific customers, geographies or products. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products such as TestQuest; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

###

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,233	$8,505
Short-term investments	9,595	9,619
Accounts receivable, net of allowance for doubtful accounts of $317 at March 31, 2012 and $311 at December 31, 2011	17,714	13,403
Deferred tax assets	472	520
Prepaid expenses and other current assets	1,063	1,281

Total current assets	36,077	33,328
Equipment, furniture and leasehold improvements, net	985	1,037
Intangible assets, net	1,302	1,390
Restricted cash	875	875
Deferred tax assets	2,388	2,302
Goodwill	3,738	3,738
Other non-current assets	126	122

Total assets	$45,491	$42,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$10,844	$8,460
Accounts payable	766	695
Accrued compensation	2,263	2,645
Other accrued expenses and liabilities	2,022	2,330
Deferred revenue	1,829	1,233

Total current liabilities	17,724	15,363
Deferred rent	182	184
Long-term tax liability	211	210
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,923,769 shares issued and outstanding at March 31, 2012 and 10,874,050 shares issued and outstanding at December 31, 2011	127,797	127,318
Accumulated other comprehensive loss	(583)	(631)
Accumulated deficit	(99,840)	(99,652)

Total shareholders’ equity	27,374	27,035

Total liabilities and shareholders’ equity	$45,491	$42,792

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Software	$18,216	$18,749
Service	7,332	7,259

Total revenue	25,548	26,008

Cost of revenue:
Software	14,607	15,269
Service	6,139	5,489

Total cost of revenue	20,746	20,758

Gross profit	4,802	5,250
Operating expenses:
Selling, general and administrative	4,139	3,931
Research and development	940	914

Total operating expenses	5,079	4,845

Income (loss) from operations	(277)	405
Other income (expense)	(9)	8

Income (loss) before income taxes	(286)	413
Income tax benefit (expense)	98	(229)

Net income (loss)	$(188)	$184

Basic income (loss) per share	$(0.02)	$0.02

Diluted income (loss) per share	$(0.02)	$0.02

Shares used in calculation of income per share:
Basic	10,875	10,430

Diluted	10,875	11,704

Comprehensive income (loss):
Net income (loss)	$(188)	$184
Other comprehensive income (expense):
Foreign currency translation, net of tax of $(45) and $12	87	(30)
Change in unrealized gains on investments, net of tax of $(7) and $0	13	(1)

Total other comprehensive income (expense)	100	(31)

Comprehensive income (loss)	$(88)	$153

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, except per share amounts) (Unaudited)

	Three months ended March 31,
	2012	2011
EBITDAS:
Net income (loss) as reported	$(188)	$184
Income tax expense (benefit)	(98)	229
Other income (expense)	9	(8)
Depreciation and amortization	241	214
Stock-based compensation expense	484	500

EBITDAS (1)	$448	$1,119

EBITDAS per diluted share	$0.04	$0.10

Diluted Shares	10,875	11,704

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation expense on our fixed assets and amortization expense (including impairment) on our intangible assets, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999